EXHIBIT 23

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

TO BAIRNCO CORPORATION AND SUBSIDIARIES:

We consent to the incorporation by reference in the Registration Statements (Form S-8, File No. 33-36330) pertaining to the Bairnco Corporation 1990 Stock Incentive Plan of Bairnco Corporation and subsidiaries and (Form S-8, File No. 33-41313) pertaining to the Bairnco Corporation 401(K) Savings Plan and Trust of Bairnco Corporation and subsidiaries of our report dated January 30, 2003 with respect to the consolidated financial statements of Bairnco Corporation and subsidiaries included in the Annual Report (Form 10-KA) for the year ended December 31, 2002.

/s/ Ernst &Young LLP

Tampa, Florida

October 6, 2003